Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Galapagos NV (the “Company”) of our report dated 23 March 2016 relating to the consolidated financial statements of the Company and its subsidiaries, appearing in the Annual Report on Form 20-F of the Company for the year ended 31 December 2015.

Diegem, 27 January 2017

/s/ Gert Vanhees
DELOITTE Bedrijfsrevisoren/Reviseurs d’Entreprises
BV o.v.v.e. CVBA/SC s.f.d. SCRL Represented by Gert Vanhees

Deloitte Bedrijfsrevisoren / Reviseurs d’Entreprises

Burgerlijke vennootschap onder de vorm van een coöperatieve vennootschap met beperkte aansprakelijkheid /

Société civile sous forme d’une société coopérative à responsabilité limitée

Registered Office: Berkenlaan 8b, B-1831 Diegem

VAT BE 0429.053.863 - RPR Brussel/RPM Bruxelles - IBAN BE 17 2300 0465 6121 - BIC GEBABEBB

Member of Deloitte Touche Tohmatsu Limited